NVEST KOBRICK INVESTMENT TRUST

     Amendment No. 3 to Amended and Restated Agreement Declaration of Trust


         The undersigned, being all of the Trustees of Nvest Kobrick Investment Trust (the "Trust"), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust's Amended and Restated Agreement and Declaration of Trust, as amended by Amendments dated December 29, 1998 and December 27, 1999 thereto (the "Declaration of Trust"), a copy of which is on file in the office of the Secretary of The Commonwealth of Massachusetts, as follows:

1. The name of the Trust is hereby amended to be "CDC Kobrick Investment Trust".


         The foregoing amendment shall be effective as of the time it is filed with the Secretary of The Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 28th day of February, 2001.




/S/ FREDERICK R. KOBRICK                             /S/ JAY H. ATLAS
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Frederick R. Kobrick                                 Jay H. Atlas




/S/ SAMUEL L. HAYES, III                             /S/ JOSEPH P. PASTER
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Samuel L. Hayes, III                                 Joseph P. Paster